Filed Pursuant to Rule 424(b)(2)

Registration No. 333-215597

The Bank of Nova Scotia

$9,310,000 Buffered Notes with a Digital Return

Linked to the S&P GSCI® Crude Oil Index Excess Return Due July 12, 2018

The notes do not bear interest.  The amount that you will be paid on your notes at maturity (July 12, 2018) is based on the performance of the S&P GSCI® Crude Oil Index Excess Return (the reference asset) as measured from the trade date (June 9, 2017) to and including the valuation date (July 9, 2018). If the final level on the valuation date is equal to or greater than the buffer level of 90.00% of the initial level of 139.6358, you will receive the principal amount plus the product of the principal amount times the digital return (15.40%), resulting in a payment at maturity of $1,154.00 for each $1,000 principal amount of your notes. If the final level declines by more than 10.00% from the initial level, the return on your notes will be negative and you may lose your entire principal amount. Specifically, you will lose approximately 1.1111% for every 1% negative percentage change below 90% of the initial level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final level from the initial level (the percentage change). At maturity, for each $1,000 principal amount of your notes:

•                  if the final level is equal to or greater than 90.00% of the initial level (the percentage change is equal to or greater than -10.00%), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the digital return; or

•                  if the final level is less than the initial level by more than 10.00% (the percentage change is negative and is less than
 -10.00%), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 111.11% times (c) the sum of the percentage change plus 10.00%.

Following the determination of the initial level, the amount you will be paid on your notes at maturity will not be affected by the closing level of the reference asset on any day other than the valuation date. In addition, no payments on your notes will be made prior to maturity.

Investment in the notes involves certain risks.  You should refer to “Additional Risks” beginning on page P-16 in this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

The initial estimated value of your notes at the time the terms of your notes were set on the trade date was $967.96 per $1,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-16 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$9,310,000.00
Underwriting commissions	1.00%	$93,100.00
Proceeds to The Bank of Nova Scotia	99.00%	$9,216,900.00

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES ARE NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION PURSUANT TO THE CANADA DEPOSIT INSURANCE CORPORATION ACT OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated June 9, 2017

The Buffered Notes with a Digital Return Linked to the S&P GSCI® Crude Oil Index Excess Return Due July 12, 2018 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.

The return on your notes will relate to the excess return of the reference asset and will not include a total return component. The notes are derivative products based on the performance of the reference asset.  The notes do not constitute a direct investment in the commodity futures contract (“underlier commodity”) represented by the reference asset or the commodity underlying such contract. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of the underlier commodity or the commodity underlying such contract and will not have any rights as a holder of the underlier commodity or the commodity underlying such contract.

Scotia Capital (USA) Inc., our affiliate, has agreed to purchase the notes from us for distribution to other registered broker dealers or has offered the notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. This initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” on page P-16.

The economic terms of the notes (including the digital return) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”.  The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.”) customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $25.00 per $1,000 face amount).

Prior to September 11, 2017, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 10, 2017). On and after September 11, 2017, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes”.

We urge you to read the “Additional Risks” beginning on page P-16 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus and accompanying prospectus supplement, each filed with the Securities and Exchange Commission (“SEC”). See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)

CUSIP/ISIN:	CUSIP 064159JP2 / ISIN US064159JP23

Type of Notes:	Buffered Notes with a Digital Return

Reference Asset:

The S&P GSCI® Crude Oil Index Excess Return (Bloomberg Ticker: SPGCCLP). References herein to “underlier commodity” are to the commodity futures contract comprising the S&P GSCI® Crude Oil Index Excess Return.

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:

$1,000 per note; $9,310,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Original Issue Price:	100% of the principal amount of each note

Currency:	U.S. dollars

Trade Date:	June 9, 2017

Original Issue Date:

June 16, 2017

Delivery of the notes will be made against payment therefor on or about the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes more than 3 business days prior to the Original Issue Date will be required, by virtue of the fact that each note initially will settle in 5 business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:

July 12, 2018, unless that date is not a business day, in which case the maturity date will be postponed to the next following business day. The maturity date will also be postponed if the originally scheduled valuation date is postponed due to the effects of a non-trading day or the occurrence of a market disruption event as described under “Consequences of a Non-Trading Day or a Market Disruption Event” below. In such case, the number of business days between the actual maturity date and the actual valuation date will be scheduled to equal the number of scheduled business days that existed between the originally scheduled maturity date and the originally scheduled valuation date when the terms of the notes were set on the trade date. In no event, however, will the actual maturity date be postponed to a date later than the tenth business day after the originally scheduled maturity date.

Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if there is a percentage decrease from the initial level to the final level of more than 10%.

Purchase at amount other than principal amount:

The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at principal amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at principal amount. See “Additional Risks—If you purchase your notes at a premium to principal amount, the return on your investment will be lower than the return on notes purchased at principal amount and the impact of certain key terms of the notes will be negatively affected” on page P-29 of this pricing supplement.

Fees and Expenses:

As part of the distribution of the notes, Scotia Capital (USA) Inc. or one of our affiliates will sell notes to GS&Co. at a discount reflecting commissions of $10.00 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $7.50 of selling commission.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth below under “Supplemental Plan of Distribution (Conflicts of Interest)”. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks—Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:	The payment at maturity will be based on the performance of the reference asset and will be calculated as follows:

• If the final level is equal to or greater than the buffer level, then the payment at maturity will equal: o principal amount + (principal amount x digital return)

•                  If the final level is less than the buffer level, then the payment at maturity will equal:

o                principal amount + [principal amount x buffer rate x (percentage change + buffer percentage)]

In this case you will suffer a percentage loss on your initial investment equal to the buffer rate multiplied by the negative percentage change in excess of the buffer percentage. Accordingly, you could lose up to 100% of your initial investment.

Closing Level:

As used herein, the “closing level” of the reference asset on any date will be determined based upon the closing level published on the Bloomberg page “SPGCCLP<Index>“ or any successor page on Bloomberg or any successor service, as applicable, on such date.

Initial Level:	139.6358, which was the closing level of the reference asset on the trade date.

Final Level:

The closing level of the reference asset on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion.  See “Unavailability of the Level of the Reference Asset on a Valuation Date” and “Consequences of a Non-Trading Day or a Market Disruption Event” herein.

Percentage Change:

The percentage change, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:

final level – initial level

initial level

For the avoidance of doubt, the percentage change may be a negative value.

Digital Return:	15.40%

Buffer Level:	90.00% of the initial level

Buffer Percentage:	10.00%

Buffer Rate:	The quotient of the initial level divided by the buffer level, which equals approximately 111.11%

Valuation Date:	July 9, 2018 The valuation date could be delayed by the occurrence of a market disruption event. See “Consequences of a Non-Trading Day or a Market Disruption Event” herein.

Form of Notes:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Status:

The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law).  Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” below.

Listing:	The notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	Depository Trust Company

Trading Day:

A day on which (i) all of the trading facilities on which the underlier commodity included in the reference asset is traded are open for trading during their regular trading session notwithstanding any such trading facility closing prior to its scheduled closing time, (ii) the reference asset is calculated and published by the reference asset sponsor and (iii) the calculation agent in New York City is open for business. When we refer to a scheduled trading day, we mean a day that is scheduled to be such a day as of the trade date.

Commodity Trading Day

With respect to the underlier commodity included in the reference asset, a day on which the relevant trading facility on which such underlier commodity is traded is open for trading for its regular trading session, notwithstanding any such trading facility closing prior to its scheduled closing time. When we refer to a scheduled underlier commodity trading day, we mean a day that is scheduled to be such a day as of the trade date.

Business Day:	New York and Toronto

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated February 1, 2017, as supplemented by the prospectus supplement dated February 13, 2017, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control.  The notes may vary from the terms described in the accompanying prospectus and accompanying prospectus supplement in several important ways.  You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risks” herein, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Prospectus Supplement dated February 13, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000110465917008642/a17-4372_1424b3.htm

Prospectus dated February 1, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000119312517027656/d338678d424b3.htm

CONSEQUENCES OF A NON-TRADING DAY OR A MARKET DISRUPTION EVENT

The valuation date will be fixed after allowing for any postponement for a non-trading day or market disruption event as described below.

In the event that the calculation agent determines that any day that is scheduled to be the valuation date is not a trading day, the valuation date will be postponed to the first following trading day, provided that in no event will the originally scheduled valuation date be postponed due to a non-trading day to a date later than (i) the originally scheduled maturity date or (ii) if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. References herein to the “adjusted” valuation date shall be to the valuation date as so postponed due to a non-trading day.

After application of the provisions in the immediately preceding paragraph, if applicable in the case of a non-trading day, in the event that the calculation agent determines that a market disruption event with respect to an underlier commodity included in the reference asset has occurred or is continuing on any day that is scheduled to be the valuation date (to the extent the originally scheduled valuation date is a trading day), or has occurred or is continuing on the adjusted valuation date (to the extent the originally scheduled valuation date is not a trading day), such originally scheduled or adjusted valuation date will be postponed as set forth below and the pricing of all underlier commodities included in the reference asset that are not affected by a market disruption event will occur on such originally scheduled or adjusted valuation date. However, each underlier commodity included in the reference asset that is affected by a market disruption event will be priced on the earlier of:

1.           the first following underlier commodity trading day on which a market disruption event does not occur and is not continuing in respect of that underlier commodity; and

2.           the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted valuation date, if a market disruption event occurs or is continuing for five consecutive scheduled underlier commodity trading days.

The earlier of such dates in (i) and (ii) will be the underlier commodity valuation date for such underlier commodity in relation to such originally scheduled or adjusted valuation date.

If a market disruption event for an underlier commodity has occurred or is continuing as determined by the calculation agent on the sixth scheduled underlier commodity trading day after such originally scheduled or adjusted valuation date (which will in this instance be the underlier commodity valuation date for such affected underlier commodity), then the price of such underlier commodity to be used in calculating the closing level of such reference asset for the valuation date will be determined by the calculation agent on such underlier commodity valuation date for such underlier commodity taking into consideration the latest available quotation for the relevant underlier commodity and any other information that it deems relevant on such underlier commodity valuation date and notwithstanding that a market disruption event has occurred or is continuing for such underlier commodity on that sixth scheduled underlier commodity trading day.

The calculation agent will then determine the closing level of the reference asset for the valuation date on the latest to occur of such underlier commodity valuation dates (and such latest of the underlier commodity valuation dates will be the actual valuation date for the reference asset) by reference to the settlement price or other prices of each underlier commodity included in such reference asset determined by the calculation agent as described above or as published by the relevant trading facility on which such underlier commodity is traded, as applicable, on the relevant underlier commodity valuation date using the then current method for calculating the reference asset in existence as of the originally scheduled or adjusted valuation date and notwithstanding that a market disruption has occurred or is continuing for such underlier commodity on that underlier commodity valuation date.

In such case, the closing level of different underlier commodities may be determined on different underlier commodity valuation dates and the closing level of the reference asset will be determined on the actual valuation date and, as a consequence, the originally scheduled maturity date for your notes linked to such valuation date will be postponed and the number of business days between the actual maturity date and the actual valuation date will be scheduled to equal the number of scheduled business days that existed between the originally scheduled maturity date and the originally scheduled valuation date when the terms of the notes were set on the trade date.

Any of the following will be a market disruption event with respect to any underlier commodity included in the reference asset on any given day:

•                  the settlement price for such underlier commodity on such trading day is a “limit price”, which means that the settlement price for such underlier commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such underlier commodity is traded;

•                  failure by the trading facility on which such underlier commodity is traded or other price source to announce or publish the settlement price for such underlier commodity on such trading day; or

•                  trading in any underlier commodity on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such underlier commodity does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of an underlier commodity as published by the trading facility on which it is traded. “Price source” means the publication (or such other origin of reference, including a trading facility) containing (or reporting) the settlement price (or prices from which the settlement price is calculated).

References to a reference asset in this description of market disruption events includes any successor reference asset as it may be modified, replaced or adjusted from time to time.

UNAVAILABILITY OF THE LEVEL OF THE REFERENCE ASSET ON A VALUATION DATE

If, with respect to the reference asset, the reference asset sponsor discontinues publication of the reference asset, and the reference asset sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the reference asset or if the calculation agent designates a substitute index, then the calculation agent will determine the amount payable on the maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that, with respect to the reference asset, the publication of the reference asset is discontinued and there is no successor index, the calculation agent will determine the amount payable on the maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the reference asset.

If, with respect to the reference asset, the calculation agent determines that the reference asset, the underlier commodity comprising the reference asset or the method of calculating the reference asset or underlier commodity is materially modified at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier commodity, and whether the modification is made by the reference asset sponsor under a modification of its policies, is due to the publication of a successor index, is due to events affecting one or more of the underlier commodities or their publishers, or is due to any other reason (other than a change or modification prescribed in that formula or method relating to the weighting or composition of such commodity index, the weighting of the underlier commodities comprising the reference asset and/or other routine events or modifications as determined by the calculation agent) — then the calculation agent will be permitted (but not required) to make such adjustments in the reference asset or the method of its calculation as it believes are appropriate to ensure that the reference asset used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the reference asset may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•                                          You fully understand the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your initial investment.

•                                          You can tolerate a loss of up to 100% of your initial investment.

•                                          You are willing to make an investment that, if the final level is less than the buffer level, has an accelerated downside risk greater than the downside market risk of an investment in the reference asset or in the underlier commodity comprising the reference asset.

•                                          You believe that the level of the reference asset will appreciate over the term of the notes and that the appreciation is unlikely to exceed the digital return.

•                                          You are willing to hold the notes to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the notes.

•                                          You understand and accept that your potential return is limited to the digital return and you are willing to invest in the notes based on the digital return indicated herein.

•                                          You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference asset.

•                                          You do not seek current income from your investment.

•                                          You understand the risks associated with an investment in commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.

•                                          You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The notes may not be suitable for you if:

•                                          You do not fully understand the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your initial investment.

•                                          You require an investment designed to guarantee a full return of principal at maturity.

•                                          You cannot tolerate a loss of all or a substantial portion of your initial investment.

•                                          You are not willing to make an investment that, if the final level is less than the buffer level, has an accelerated downside risk greater than downside market risk of an investment in the reference asset or in the underlier commodity.

•                                          You believe that the level of the reference asset will decline during the term of the notes and the final level will likely be less than the buffer level, or you believe the level of the reference asset will appreciate over the term of the notes and that the appreciation is likely to equal or exceed the digital return.

•                                          You seek an investment that has unlimited return potential or you are unwilling to invest in the notes based on the digital return indicated herein.

•                                          You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference asset.

•                                          You seek current income from your investment.

•                                          You are unable or unwilling to hold the notes to maturity, a term of approximately 13 months, or you seek an investment for which there will be a secondary market.

•                                          You do not understand the risks associated with an investment in commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.

•                                          You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and “Risk Factors” on page 6 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical reference asset levels on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final levels that are entirely hypothetical; the level of the reference asset on any day throughout the life of the notes, including the final level on the valuation date, cannot be predicted. The reference asset has been highly volatile in the past, meaning that the level of the reference asset has changed considerably in relatively short periods, and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference asset and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original public offering price of your notes. For more information on the estimated value of your notes, see “Additional Risks— The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes” on page P-16 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Digital return	15.40%
Buffer level	90.00% of the initial level
Buffer percentage	10.00%
Buffer rate	Approximately 111.11%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date
No change in or affecting the underlier commodity or the method by which the reference asset sponsor calculates the reference asset
Notes purchased on the original issue date at the principal amount and held to the maturity date

The actual performance of the reference asset over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the reference asset shown elsewhere in this pricing supplement. For information about the historical levels of the reference asset, see “Information Regarding the Reference Asset—Historical Information” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the reference asset between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.

The levels in the left column of the table below represent hypothetical final levels and are expressed as percentages of the initial level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final level, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final level and the assumptions noted above.

Hypothetical Final Level (as Percentage of Initial Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	115.400%
140.000%	115.400%
130.000%	115.400%
120.000%	115.400%
110.000%	115.400%
100.000%	115.400%
95.000%	115.400%
90.000%	115.400%
89.999%	99.999%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final level were determined to be 25.000% of the initial level, the payment at maturity that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final level were determined to be 0.000% of the initial level, you would lose 100.000% of your investment in the notes.  In addition, if the final level were determined to be 150.000% of the initial level, the return on your notes at maturity would be limited to the digital return, for a payment at maturity equal to 115.400% of each $1,000 principal amount of your notes, as shown in the table above.  As a result, if you held your notes to the maturity date, you would not benefit from any increase in the final level of greater than 90.000% of the initial level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final levels are expressed as percentages of the initial level. The chart shows that any hypothetical final level of less than 90.00% (the section left of the 90.00% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.00% of the principal amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final level of greater than or equal to 90.00% (the section right of the 90.00% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the calculation of the payment at maturity based on the key terms and assumptions above. The amounts below have been rounded for ease of analysis.

Example 1—	Calculation of the payment at maturity where the percentage change is positive (and greater than the digital return).

	Percentage Change:	20.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 15.40%) = $1,000.00 + $154.00 = $1,154.00

	On a $1,000.00 investment, a 20.00% percentage change results in a payment at maturity of $1,154.00, a total return of 15.40%.

Example 2—	Calculation of the payment at maturity where the percentage change is positive (and less than the digital return).

	Percentage Change:	5.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 15.40%) = $1,000.00 + $154.00 = $1,154.00

	On a $1,000.00 investment, a 5.00% percentage change results in a payment at maturity of $1,154.00, a total return of 15.40%.

Example 3—	Calculation of the payment at maturity where the percentage change is negative but is equal to or greater than -10.00%.

	Percentage Change:	-5.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 15.40%) = $1,000.00 + $154.00 = $1,154.00

	On a $1,000.00 investment, a -5.00% percentage change results in a payment at maturity of $1,154.00, a total return of 15.40%.

Example 4—	Calculation of the payment at maturity where the percentage change is negative and is less than -10.00%.

	Percentage Change:	-50.00%

	Payment at Maturity:	$1,000.00 + [$1,000.00 x 111.11% x (-50.00% + 10.00%)] = $1,000.00 - $444.44 = $555.56

	On a $1,000.00 investment, a -50.00% percentage change results in a payment at maturity of $555.56, a loss of -44.44%.

Accordingly, if the percentage change is less than -10.00%, the Bank will pay you less than the full principal amount, resulting in a percentage loss on your investment that is equal to the buffer rate multiplied by the negative percentage change in excess of the buffer percentage. You may lose up to 100% of your principal amount.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank.  If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

The payments at maturity shown above are entirely hypothetical; they are based on levels of the reference asset that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual public offering price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” on page P-29 of this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non- interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of the reference asset and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final level to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks.  In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement.

The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes

The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party.

Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate.  The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt.  If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates

The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes were set.  These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) is based on GS&Co.’s estimated value of your notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth above under “Additional Information Regarding Estimated Value of the Notes” above.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others.  See “The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “The notes lack liquidity” below.

Risk of loss at maturity

You may lose your entire investment in the notes. Any payment on the notes at maturity depends on the percentage change of the reference asset.  The Bank will only repay you the full principal amount of your notes if the percentage change is equal to or greater than -10.00%.  If the percentage change is less than -10.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of the buffer rate times the sum of the percentage change plus the buffer percentage times $1,000. Accordingly, you may lose your entire investment in the notes if the percentage decline from the initial level to the final level is greater than 10.00%.

The downside market exposure to the reference asset is buffered only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the reference asset at such time is equal to or greater than the buffer level.

Your potential return on the notes is limited to the digital return

The potential positive return is limited to the digital return regardless of the appreciation of the reference asset. Therefore, if the appreciation of the level of the reference asset exceeds the digital return, the notes will provide less opportunity to participate in the appreciation of the reference asset than an investment in a security that provided full exposure to increases in the level of the reference asset. Accordingly, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the reference asset.

The notes differ from conventional debt instruments

The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No interest

The notes do not bear interest and, accordingly, you will not receive any interest payments on the notes.

Your investment is subject to the credit risk of The Bank of Nova Scotia

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and accompanying prospectus supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

There are potential conflicts of interest between you and the calculation agent

Scotia Capital Inc., the calculation agent, is one of our affiliates.  In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of the reference asset and the value of the notes.

Investors should investigate the reference asset and underlier commodity as if investing directly

Investors should conduct their own diligence of the reference asset and the underlier commodity as an investor would if it were directly investing in the reference asset or the underlier commodity.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the underlier commodity.  Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed with respect to the reference asset or the underlier commodity. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the reference asset or the underlier commodity could affect any payment at maturity.  Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the reference asset or the underlier commodity.

The notes are subject to market risk

The return on the notes is directly linked to the performance of the reference asset and indirectly linked to the performance of the underlier commodity, and the extent to which the percentage change is positive or negative. The levels of the reference asset can rise or fall sharply due to factors specific to the underlier commodity, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The digital return applies only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the digital return or the notes themselves, and the return you realize may be less than the digital return multiplied by the principal amount even if such return is positive. You may receive the full benefit of the digital return only if you hold your notes to maturity.

The payment at maturity is not linked to the level of the reference asset at any time other than the valuation date (except in the case of tax redemptions)

The payment at maturity will be based on the final level.  Therefore, for example, if the closing level of the reference asset declined substantially as of the valuation date compared to the trade date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing levels of the reference asset prior to the valuation date.  Although the actual level of the reference asset at maturity or at other times during the term of the notes may be higher than the final level, you will not benefit from the closing levels of the reference asset at any time other than the valuation date (except in the case of tax redemptions as described further on page P-46).

If the level of the reference asset or price of the underlier commodity changes, the market value of your notes may not change in the same manner

Your notes may trade quite differently from the performance of the reference asset or underlier commodity. Changes in the level of the reference asset or price of the underlier commodity may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.

Holding the notes is not the same as holding the underlier commodity

Holding the notes is not the same as holding the underlier commodity. As a holder of the notes, you will not be entitled to the rights that holders of the underlier commodity would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned the underlier commodity. For instance, your potential return is limited to the digital return and you will not participate in the appreciation of the underlier commodity.

You have no rights with respect to the underlier commodity or the commodity underlying such underlier commodity or rights to receive the underlier commodity or commodity underlying such underlier commodity

Investing in the notes will not make you a holder of the underlier commodity or the commodity underlying such underlier commodity. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier commodity or commodity underlying such underlier commodity.  Any amounts payable on your notes will be made in cash, and you will have no right to receive the underlier commodity or the commodity underlying such underlier commodity.

There is no assurance that the investment view implicit in the notes will be successful

It is impossible to predict with certainty whether and the extent to which the level of the reference asset or underlier commodity will rise or fall. There can be no assurance that the level of the reference asset will rise above the initial level or that the percentage decline from the initial level to the final level will not be greater than the buffer percentage. The final level may be influenced by complex and interrelated political, economic, financial and other factors that affect the level of the underlier commodity. You should be willing to accept the risks of an investment in commodity futures contracts generally and light sweet crude oil (WTI) futures contracts in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the reference asset or the underlier commodity will result in your receiving an amount greater than or equal to the principal amount of your notes.  Certain periods of historical performance of the reference asset or the underlier commodity would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past.  See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the reference asset.

There is no assurance as to the performance of the reference asset; past performance of the reference asset should not be taken as an indication of the future performance of the reference asset

The notes are linked to the level of the reference asset, which is speculative and involves a high degree of risk.  None of the Bank, the calculation agent or GS&Co., or any affiliate of the Bank, the calculation agent or GS&Co. gives any assurance as to the performance of the reference asset.  Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference asset.  Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them.  Past performance of the reference asset should not be taken as a guarantee or assurance of the future performance of the reference asset, and it is impossible to predict whether the level of the reference asset will rise or fall during the term of the notes.

The reference asset reflects excess return or price return, not total return

The return on your notes is based on the performance of the reference asset, which reflects the returns that are potentially available through an unleveraged investment in the underlier commodity. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlier commodity. The return on your notes will not include such a total return feature or interest component.

The market value of your notes may be influenced by many unpredictable factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the levels of the reference asset;

•                  the volatility — i.e., the frequency and magnitude of changes — in the reference asset;

•                  economic, financial, regulatory, political, military and other events that affect commodity markets generally and the market segments of which crude oil is a part, and which may affect the level of the reference asset;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction.  If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict future changes in the reference asset level based on historical changes in the level of the reference asset.  The actual changes in the level of the reference asset over the life of the notes, as well as the amount payable on the maturity date, may bear little or no relation to the historical levels of the reference asset or to the hypothetical return examples shown elsewhere in this pricing supplement.

We may sell an additional aggregate principal amount of the notes at a different issue price

We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Changes affecting the reference asset could have an adverse effect on the value of the notes

The policies of S&P Dow Jones Indices LLC, the sponsor of the reference asset (the ‘‘reference asset sponsor’’), concerning additions, deletions and substitutions of the underlier commodity and the manner in which the reference asset sponsor takes account of certain changes affecting those underlier commodity may adversely affect the level of the reference asset. The policies of the reference asset sponsor with respect to the calculation of the reference asset could also adversely affect the level of the reference asset. The reference asset sponsor may discontinue or suspend calculation or dissemination of the reference asset. Any such actions could have a material adverse effect on the value of the notes.

The Bank cannot control actions by the reference asset sponsor and the reference asset sponsor has no obligation to consider your interests

The Bank and its affiliates are not affiliated with the reference asset sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the reference asset. The reference asset sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of your notes.

Changes in the composition and valuation of the reference asset, or discontinuation or modification of the reference asset, may adversely affect the value of your notes

The composition of the reference asset may change over time, as additional commodity contracts satisfy the eligibility criteria of the reference asset or the underlier commodity fails to satisfy such criteria and those changes could impact the reference asset. A number of modifications to the methodology for determining the contracts to be included in and for valuing the S&P GSCI® Index and, accordingly, for the reference asset, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

As described under “Unavailability of the Level of the Reference Asset on a Valuation Date” above, if the calculation agent determines that the changes to the reference asset are materially modified, the calculation agent may make (but is not required to make) such adjustments in the rules of the reference asset or the method of its calculation as it believes are appropriate so that the final level calculated based on the modified reference asset and then-current index methodology, is equitable. It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

In the event that the reference asset sponsor discontinues publication of the reference asset, the calculation agent may calculate the level of the reference asset during the remaining term of your notes as described under “Unavailability of the Level of the Reference Asset on a Valuation Date” herein. Because such calculation will, in that event, no longer be based on the reference asset sponsor’s calculation of the reference asset, it is possible that the value of your notes will be adversely affected when compared to the situation in which the reference asset were still being published.

The reference asset may in the future include a commodity futures contract that is not traded on regulated trading facilities

The reference asset was originally based solely on a commodity futures contract traded on regulated trading facilities (referred to in the United States as “designated contract markets”).  At present, the reference asset continues to be comprised exclusively of the WTI crude oil futures contract that trades on the New York Mercantile Exchange and the Intercontinental Exchange.  If the reference asset sponsor adds a commodity futures contract to the reference asset in accordance with the criteria and procedures described under “Information Regarding the Reference Asset” below, the reference asset may in the future include an over-the-counter contract (such a swap or forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such a contract, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the reference asset may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

It is difficult to predict what effect higher and lower future prices of the commodity futures contract included in the reference asset relative to its current price may have on its value

The reference asset is composed of a commodity futures contract rather than a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contract that comprises the reference asset approaches expiration, it is replaced by a similar contract that has a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling”.

If the market for this contract is in “backwardation,” which means that the price is lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for this contract is in “contango,” which means that the price is higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield”, and the change in price that the contract experiences while it is a component of the reference asset is sometimes referred to as a “spot return”. An investor in the reference asset cannot receive either the roll yield or the spot return separately. The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the reference asset. Because of the potential effects of negative roll yields, it is possible for the value of the reference asset to decrease significantly over time even when the near-term or spot price of the commodity futures contract is stable or increasing. It is also possible, when the near-term or spot price of the commodity futures contract is decreasing, for the value of the reference asset to decrease significantly over time.

The reference asset sponsor may be required to replace a designated contract if the existing commodity futures contract is terminated or replaced

A commodity futures contract known as a “designated contract” has been selected as the reference contract for the physical commodity underlying the reference asset. Data concerning this designated contract will be used to calculate the reference asset. If a designated contract were to be terminated, a comparable commodity futures contract may be selected by the reference asset sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the reference asset.

Although the reference asset has a contract on one of the same commodities that comprise the S&P GSCI® Index, its value and returns will differ from those of the S&P GSCI® Index

The S&P GSCI® Crude Oil Index Excess Return, to which the notes are linked, consists of only the WTI crude oil commodity futures contracts in the S&P GSCI® Index, as explained in “Information Regarding the Reference Asset” below, and at any time will trade one WTI crude oil commodity futures contract. The significantly more limited number of constituents in the S&P GSCI® Crude Oil Index Excess Return means that the return on your notes, which is based on the S&P GSCI® Crude Oil Index Excess Return, will differ from the return on the S&P GSCI® Index.

Commodity prices as well as the underlier commodity may change unpredictably, affecting the value of your notes in unforeseeable ways

Commodity prices as well as the underlier commodity are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts.  These factors may affect the levels of the S&P GSCI® Crude Oil Index Excess Return and the value of your notes in varying ways, and different factors may cause the value of the underlier commodity and the price of the commodity underlying the underlier commodity, to move in inconsistent directions and at inconsistent rates.

Concentrated investment in a single commodity

The return on your notes is linked to the S&P GSCI® Crude Oil Index Excess Return (which is concentrated in one crude oil commodity futures contract) and not to a diverse basket of commodities or a broad-based commodity index. The reference asset level may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally.  Because the notes are linked to the level of an index based on a futures contract on a single commodity, the notes may carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index or the price of multiple commodities.

The WTI crude oil futures contract may continue to be volatile and may be affected by factors specific to its market, which may have an adverse effect on the market value of your notes

The WTI crude oil futures contract has been fluctuating widely and may continue to do so in the future. Over the period from January 2, 2015 to June 9, 2017, the closing level of the reference asset, which is currently comprised solely of a WTI crude oil futures contract traded on the New York Mercantile Exchange and the Intercontinental Exchange, declined by approximately 51.86%. For additional information about the historical levels of the reference asset during recent periods, see “Information Regarding the Reference Asset — Historical Information” below. Factors that may affect the WTI crude oil futures contract and the value of your notes in varying ways include, without limitation:

•                  global supply of and demand for crude oil, which is influenced by a wide variety of factors, including the global economy, consumer and industrial demand, market regulation, forward selling by producers of crude oil, and production and cost levels in countries where crude oil is produced;

•                  levels of inventory at the Cushing Oklahoma storage hub;

•                  demand for products produced by refining WTI crude oil;

•                  weather and natural disasters;

•                  governmental programs and policies, including regulation that affects consumption or production of commodities;

•                  regulation in the relevant producer countries and in the commodities and securities markets;

•                  hedging, investment and trading activities by market participants;

•                  price and supply controls among producer nations or organizations of producer nations;

•                  holding of commodities by producers;

•                  production of substitutes for WTI crude oil, such as shale oil; development of new substitutes for WTI crude oil; or alternative industrial or consumer applications that do not make use of WTI crude oil;

•                  relative pricing between WTI crude oil and other grades of crude oil;

•                  relative pricing between WTI crude oil and shale oil;

•                  global or regional political, economic or financial events, including war, uprisings, upheavals, terrorism or other hostilities, and other situations, including but not limited to Ukraine;

•                  disruptions in supply caused by damage to pipelines (including by oil theft);

•                  price limitations, position limits and trading halts on the exchange on which the underlier commodity trades;

•                  liquidity or illiquidity of the markets for WTI crude oil; and

•                  currency exchange rates.

It is not possible to predict the effect of all, some or one of these factors on the prices of WTI crude oil and the occurrence of all, some or one of these factors could reduce the WTI crude oil futures contract and adversely affect the market value of, and payment on, your notes.

There are specifics risks associated with WTI crude oil and the WTI crude oil futures contract

Oil prices are currently experiencing high volatility and have also been highly volatile in the past.

Oil prices are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, Russia, Ukraine and Nigeria. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the WTI crude oil futures contract. Market expectations about these events and trading activity also may cause oil prices to fluctuate unpredictably. If the volatility of crude oil increases or decreases, the volatility of the WTI crude oil futures contract may also increase or decrease, and the market value of, and amount payable on, your notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain periods, implemented curtailments of or increases in output and trade. These efforts at supply control could adversely affect the closing level of the WTI crude oil futures contract and the market value of, and amount payable on, your notes. Additionally, actions taken by consuming nations, such as the releases of oil reserves, may occur in a way that is not predictable and could adversely affect the price of crude oil, the closing level of the WTI crude oil futures contract and the market value of, and amount payable on, your notes.

Also, the production and pricing of substitute products for crude oil, such as shale oil, as well as development of new substitute products for crude oil, could adversely affect the closing level of the WTI crude oil futures contract and the market value of, and amount payable on, your notes. Increases in the price of crude oil may drive increased production of substitute products, such as shale oil, which may cause the price of crude oil to decline.

The calculation agent can postpone the valuation date if a non-trading day occurs and can postpone the valuation date if a market disruption event occurs or is continuing

If the calculation agent determines that any day that is scheduled to be the valuation date is not a trading day, the valuation date will be postponed as set forth under “Consequences of a Non-Trading Day or a Market Disruption Event” herein. If the calculation agent determines that a market disruption event has occurred or is continuing on any day that is the originally scheduled or adjusted valuation date, such originally scheduled or adjusted valuation date will be postponed as set forth under “Consequences of a Non-Trading Day or a Market Disruption Event” herein.

As a result of any of the foregoing, the maturity date for your notes may also be postponed, as described below under “Maturity Date” and “Consequences of a Non-Trading Day or a Market Disruption Event” herein. In such a case, you may not receive the cash payment, if any, that we are obligated to deliver on the maturity date until several days after the originally scheduled maturity date. Moreover, if the closing level of the reference asset is not available on the valuation date because of a non-trading day, a market disruption event or for any other reason (except as described under “Unavailability of the Level of the Reference Asset” herein), in certain circumstances the calculation agent will determine the level of the reference asset in accordance with the procedure described under “Consequences of a Non-Trading Day or a Market Disruption Event” herein.

Legal and regulatory changes could adversely affect the return on and value of your notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which effected substantial changes to the regulation of the futures and over-the-counter (“OTC”) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (“CFTC”), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, the CFTC approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Those rules were challenged in federal court by industry groups and were vacated by a decision of the court in 2012. While the CFTC subsequently proposed the new rules that have not yet been adopted on position limits and the aggregation of positions by market participants under common control and by trading managers, their ultimate scope and impact, as well as the content, scope or impact of other CFTC rules, cannot be conclusively determined at present, and these limits could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are or will be subject to various regulatory requirements, including, but not limited to, proposed capital and margin requirements, record keeping and reporting requirements and various business conduct requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the reference asset, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the EU MiFID II Directive (2014/65/EU), which was published in the Official Journal of the European Union on June 12, 2014 and which came into force on July 2, 2014, introduced a new regime for EU Member States to establish and apply position limits on the net position which a person can hold at any time in commodity derivatives traded on trading venues and in economically equivalent OTC contracts. These position limits are to be set according to a methodology which will be determined by the European Securities and Markets Authority (“ESMA”). ESMA is consulting on draft technical standards for the methodology for calculating position limits and various other factors surrounding the application of position limits, and therefore the scope of the final rules remains unclear.

By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) currently requires reporting of derivatives and various risk mitigation techniques such as timely confirmation and portfolio reconciliation to be applied to OTC derivatives. In the future, mandatory clearing will be required for certain classes of OTC derivative contracts, and mandatory margin requirements will be implemented for uncleared OTC derivatives.

Changes to be implemented under both EMIR and MiFID II will impact a broad range of counterparties, both outside and within the EU, and are expected to increase the cost of transacting derivatives.

Ongoing commodities-related regulatory investigations and private litigation could affect prices for commodities and futures contracts, which could adversely affect your notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities and futures contracts.  This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions.  Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities and futures contracts are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur.  If any of these changes occur, the value of the underlier commodity and the price of the commodity underlying the underlier commodity may be affected, which may thereby adversely affect the level of the reference asset and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices and futures contract prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the underlier commodity and the commodity underlying the underlier commodity may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the underlier commodity and the commodity underlying the underlier commodity.  In the future, any such artificially lower (or higher) prices could have an adverse impact on the underlier commodity and the commodity underlying the underlier commodity and any payments on, and the value of, your notes and the trading market for your notes.

Suspensions or disruptions of market trading in the underlier commodity or the commodity underlying the underlier commodity may adversely affect the value of your notes

The commodity markets are subject to temporary and potentially long-lasting distortions or other disruptions due to various factors.

If a market disruption event has occurred with respect to the underlier commodity, the calculation agent will determine the value of such underlier as described under “Consequences of a Non-Trading Day or a Market Disruption Event” herein. Under the circumstances described above, the level of the underlier commodity and the value of your notes may be adversely affected. See also “The calculation agent can postpone the valuation date if a non-trading day occurs and can postpone the valuation date if a market disruption event occurs or is continuing” herein.

As a holder of notes, you will not have any rights against the reference asset sponsor

You will have no rights against the reference asset sponsor. The reference asset sponsor is not in any way involved in notes offered hereby and have no obligations relating to the notes or to the holders of the notes. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the reference asset, the underlier commodity, or the commodity underlying the underlier commodity.

Various unpredictable factors may affect the performance of the reference asset

The commodity underlying the underlier commodity is a physical commodity that needs to be stored and transported, and the underlier commodity is a commodity futures contract, which is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as a delivery month), or to make and receive a cash payment based on changes in the spot price of the physical commodity.

Commodity futures contracts are traded on regulated specialized futures exchanges. The performance of commodity futures contracts are correlated with, but may be different from, the performance of physical commodities. Commodity futures contracts are normally traded at a discount or a premium to the spot prices of the physical commodity. The difference between the spot prices of the physical commodities and the futures prices of the commodity futures contracts, is, on one hand, due to adjusting the spot price by related expenses (warehousing, transport, insurance, etc.) and, on the other hand, due to different methods used to evaluate general factors affecting the spot and the futures markets. In addition, and depending on the commodity, there can be significant differences in the liquidity of the spot and the futures markets.

The performance of a commodity, and consequently the corresponding commodity futures contract, is dependent upon various factors, including supply and demand, liquidity, weather conditions and natural disasters, direct investment costs, location and changes in tax rates as set out in more detail below. Commodity prices are more volatile than other asset categories, making investments in commodities riskier and more complex than other investments.

(i)                         Supply and demand - The planning and management of commodities supplies is very time-consuming. This means that the scope for action on the supply side is limited and it is not always possible to adjust production swiftly to take account of demand. Demand can also vary on a regional basis. Transport costs for commodities in regions where these are needed also affect their prices.

(ii)                      Liquidity - Not all commodities markets are liquid and able to quickly and adequately react to changes in supply and demand. The fact that there are only a few market participants in the commodities markets means that speculative investments can have negative consequences and may distort prices.

(iii)                   Weather conditions and natural disasters - Unfavorable weather conditions can influence the supply of certain commodities for the entire year. This kind of supply crisis can lead to severe and unpredictable price fluctuations. Diseases and epidemics can also influence the prices of agricultural commodities.

(iv)                  Direct investment costs - Direct investments in commodities involve storage, insurance and tax costs. Moreover, no interest or dividends are paid on commodities. The total returns from investments in commodities are therefore influenced by these factors.

(v)                     Governmental programs and policies, national and international political, military and economic events and trading activities in commodities and related contracts - Commodities are often produced in emerging market countries, with demand coming principally from industrialized nations. The political and economic situation is, however, far less stable in many emerging market countries than in the developed world. They are generally much more susceptible to the risks of rapid political change and economic setbacks. Political crises can affect purchaser confidence, which can as a consequence affect commodity prices. Armed conflicts can also have an impact on the supply and demand for certain commodities. It is also possible for industrialized nations to impose embargos on imports and exports of goods and services. This can directly and indirectly impact commodity prices. Furthermore, numerous commodity producers have joined forces to establish organizations or cartels in order to regulate supply and influence prices.

(vi)                  Changes in tax rates - Changes in tax rates and customs duties may have a positive or a negative impact on the profitability margins of commodities producers. When these costs are passed on to purchasers, these changes will affect prices.

Any of these factors may affect in varying ways the value of and return on your notes.

Commodity markets may be subject to limit prices

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of a commodity contract or a commodity index. The occurrence of “limit prices” amounts to a market disruption event which may result in the calculation agent postponing the valuation date.

Factors Affecting Prices of Energy Commodities

Global energy commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, the general level of equity markets, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodity futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organisation of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity, and will tend to reflect general economic conditions.

Your notes are not regulated by the CFTC

The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell any commodity futures contracts or options on commodity futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in commodity futures contracts, options on commodity futures contracts or in a collective investment vehicle that trades in these contracts (i.e., the notes will not constitute a direct or indirect investment by you in the commodity futures contracts or options on futures), and you will not benefit from the regulatory protections of the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodity futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in your notes, an investment in a collective investment vehicle that invests in commodity futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. In addition, the advisor to such vehicle may be required to register as a commodity trading advisor. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator or commodity trading advisor, and you will not benefit from the CFTC’s regulatory protections afforded to persons who invest in regulated commodity pools.

Your notes are linked to the reference asset. Linking to the reference asset is different from linking to the spot price of the commodity underlying the underlier commodity

The return on your notes will be related to the performance of the reference asset, which is currently comprised of the West Texas Intermediate (WTI) crude oil futures contract (which we refer to as the “WTI crude oil contract”) traded on the New York Mercantile Exchange and the Intercontinental Exchange, and not the spot price of the commodity underlying the underlier commodity. The price of the WTI crude oil contract reflects the expected value of the commodity underlying the underlier commodity upon delivery in the future, whereas the spot price reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing, transporting or handling the commodity for the term of the commodity futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a commodity futures contract is typically correlated with the movements of the spot price of the reference physical commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your notes may underperform a similar investment that more directly reflects the return on the spot price of the commodity underlying the underlier commodity.

A difference in the future prices of commodities relative to their current prices may lead to a decrease in the return on your notes

As the underlier commodity that currently comprises the reference asset approach expiration, it is replaced by a futures contract that has a later expiration. Sale prices for contracts with later expiration dates that are different than the sale prices for contracts expiring earlier could adversely affect the value of the reference asset and, accordingly, decrease the return on your notes.

Commodity futures contracts are not assets with intrinsic value

Trading in futures transfers the risk of future price movements from one market participant to another. This means that for every gain, there is an equal and offsetting loss. Commodity futures contracts themselves are not assets with intrinsic value, and simply reflect, in the case of cash-settled contracts, certain rights to payment or obligations to make payments to the other party to the contract, and in the case of physically-settled contracts, such as the underlier commodity, an agreement to make or take delivery of a particular asset at a specified price. Accordingly, market participants taking the opposite side of the relevant commodity futures contract trades may believe that the price of the commodity underlying the relevant commodity futures contract will move against the interests of the other party.

“Backwardation” or “contango” in the market prices of the commodities contracts may affect the value of the reference asset

As commodity futures contracts near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As that contract nears expiration, it may be replaced by selling the October contract and purchasing the contract expiring in December. This process is referred to as “rolling.” Historically, the prices of certain commodity futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October contract would take place at a price that is higher than the price at which the December contract is purchased, thereby creating a gain in connection with rolling. While such commodity futures contracts have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in those commodity futures contracts may adversely affect the value of a reference asset or underlier commodity and, accordingly, decrease the level of such reference asset.

Conversely, certain commodity futures contracts historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. Although certain commodity futures contracts may have historically exhibited consistent periods of contango, contango will likely not exist in these markets at all times. Contango in certain commodity futures contracts may adversely affect the level of a reference asset or underlier commodity.

Your notes may not benefit from a positive roll yield

The underlier commodity or the commodity underlying such contract is subject to “rolling”, meaning that as the underlier commodity comes to expiration, it is replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in September. This is accomplished by selling the July contract and purchasing the September contract. If the market for these contracts (putting aside other considerations) is in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the September contract, thereby creating a positive “roll yield”. Similarly, if the market for these contracts is in “contango”, where the prices are higher in the distant delivery months than in the nearer delivery months, it could result in a negative roll yield.

Economic or political events or crises could result in large-scale purchases or sales of the underlier commodity, which could affect the level of the reference asset and may adversely affect the value of an investment in the notes

Investors, institutions, governments and others may purchase and sell the underlier commodity as a hedge against inflation, market turmoil or uncertainty or political events. Under such circumstances, significant large-scale purchases or sales of the underlier commodity by market participants may affect the value of the underlier commodity, which could adversely affect the value of an investment in the notes.

Substantial sales of the commodity underlying the underlier commodity by governments or public sector entities could result in price decreases, which would adversely affect the value of an investment in the notes

Governments and other public sector entities, such as agencies of governments and multi-national institutions, regularly buy, sell and hold the commodity underlying the underlier commodity as part of the management of their reserves. In the event that economic, political or social conditions or pressures require or motivate public sector entities to sell the commodity underlying the underlier commodity, in a coordinated or uncoordinated manner, the resulting sales could cause the price of the commodity underlying the underlier commodity to decrease substantially, which could adversely affect the value of an investment in the notes.

If you purchase your notes at a premium to principal amount, the return on your investment will be lower than the return on notes purchased at principal amount and the impact of certain key terms of the notes will be negatively affected

The payment at maturity will not be adjusted based on the public offering price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at principal amount. If you purchase your notes at a premium to principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at principal amount or a discount to principal amount. In addition, the impact of the digital return and the buffer level on the return on your investment will depend upon the price you pay for your notes relative to principal amount. For example, if you purchase your notes at a premium to principal amount, the digital return will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference asset over the full term of the notes, (ii) volatility of the level of the reference asset and the market’s perception of future volatility of the level of the reference asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity and the digital return behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the reference asset and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

See “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” herein.

The notes lack liquidity

The notes will not be listed on any securities exchange or automated quotation system.  Therefore, there may be little or no secondary market for the notes.  Scotia Capital (USA) Inc., any other affiliates of The Bank of Nova Scotia and GS&Co. may, but are not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. and GS&Co. are willing to purchase the notes from you.  If at any time Scotia Capital (USA) Inc. and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes

The Bank, GS&Co. or one or more of their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing the underlier commodity and/or futures and/or other instruments linked to the reference asset and/or the underlier commodity.  The Bank, GS&Co. or one or more of their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference asset and/or the underlier commodity, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

The Bank, GS&Co. or one or more of their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the reference asset or the underlier commodity.  Any of these hedging activities may adversely affect the level of the reference asset—directly or indirectly by affecting the price of the underlier commodity—and therefore the market value of the notes and the amount you will receive, if any, on the notes. Because the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.  In addition, you should expect that these transactions will cause the Bank, GS&Co. or their respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  The Bank, GS&Co. or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline.

The Bank, Scotia Capital (USA) Inc., GS&Co. and their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include the market activities by the Bank, GS&Co. or their respective affiliates for our own account or for our clients could negatively impact investors in the notes

We, GS&Co. and our respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base.  As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender to market participants active in the oil markets.  In those and other capacities, we, GS&Co. and/or our respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the underlier commodity, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in related markets that may not be consistent with your interests and may adversely affect the level of the reference asset and/or the value of the notes.  You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others and us, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the reference asset, the underlier commodity and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.

You should expect that we, GS&Co., and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain personnel within us, GS&Co. or our respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, GS&Co. and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue or other securities or instruments similar to or linked to the foregoing.  Investors in the notes should expect that the Bank, GS&Co. and our respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

Other investors in the notes may not have the same interests as you

The interests of other investors may, in some circumstances, be adverse to your interests.  Other investors may make requests or recommendations to us or GS&Co. regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes.  For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference asset or underlier commodity.

There is no affiliation between the reference asset sponsor and us or GS&Co.

The Bank, Scotia Capital (USA) Inc., GS&Co. and their respective affiliates may currently, or from time to time in the future, engage in business with the reference asset sponsor or own the underlier commodity.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the underlier commodity. Before investing in the notes you should make your own investigation into the reference asset and the underlier commodity.  See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the reference asset.

Uncertain tax treatment

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Federal Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the payment at maturity or redemption price otherwise determined. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Certain Canadian Federal Income Tax Consequences” below and “Canadian Taxation—Debt Securities” on page 50 of the prospectus.

INFORMATION REGARDING THE REFERENCE ASSET

S&P GSCI® Crude Oil Index Excess Return

The following is a summary description of the S&P GSCI® Crude Oil Index Excess Return (referred to in this section as the “Index”) based on information obtained from the website of the reference asset sponsor, S&P Dow Jones Indices LLC at www. spindices.com. All information regarding the Index contained herein, including its make-up, method of calculation and changes in its components, has been derived from publicly available sources. That information reflects the policies of, and is subject to change by, the reference asset sponsor. The website of the reference asset sponsor and information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, the accompanying prospectus or the prospectus supplement.

General Description

The S&P GSCI® Crude Oil Index Excess Return is comprised of crude oil futures contracts that are included in the S&P GSCI® Index, which currently consists solely of one West Texas Intermediate (WTI) crude oil futures contract (which we refer to as the “WTI crude oil contract”) traded on the New York Mercantile Exchange and the Intercontinental Exchange. The index is a sub-index of the S&P GSCI® Index, which means that while it is generally calculated in the same manner as the S&P GSCI® Index, it is based entirely on the price performance and roll yield (described below) of the crude oil futures contract included in the S&P GSCI® Index, with the effect that the “Daily Contract Reference Price”, “Contract Production Weight” and “Roll Weight” (each such term as further described below) used in performing the calculation of the index are limited to the crude oil contract. The index is measured on an excess return basis, meaning that it measures the returns on the price level of the futures contract included in the index along with the discount or premium obtained by rolling the hypothetical position in such contract forward as it approaches delivery.

Because the index is a sub-index of the S&P GSCI® Index, the rules with respect to its calculation and composition derive from the S&P GSCI® Index. We therefore include the following information on the S&P GSCI® Index.

Contract Eligibility

The S&P GSCI® Index is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria and is designed to be a measure of the performance over time of the markets for these commodities. In order to be included in the S&P GSCI® Index (and, as a result thereof, the index), a contract must satisfy the following eligibility criteria:

•                  The contract must be in respect of a physical commodity and not a financial commodity. The contracts on a particular commodity need not require physical delivery by their terms in order for the commodity to be considered a physical commodity.

•                  The contract must:

o                 have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

o                 at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

o                 be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

Moreover, a contract considered for the S&P GSCI® Index must be:

•                  denominated in U.S. dollars; and

•                  traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

o                 makes price quotations generally available to its members or participants (and to S&P Dow Jones Indices) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

o                 makes reliable trading volume information of at least three months available to S&P Dow Jones Indices with at least the frequency required by S&P Dow Jones Indices to make monthly determinations;

o                 accepts bids and offers from multiple participants or price providers; and

o                 is accessible by a sufficiently broad range of participants.

o                 Such access may be provided either:

■                 by the trading facility making clearing services reasonably available, thereby eliminating counterparty credit considerations, or

■                 by a network of brokers or dealers who are willing to intermediate transactions with third parties, thereby enabling such third parties to enter into transactions based on prices posted on such trading facility.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion of the contract in the S&P GSCI® Index. The daily contract reference price may be (but is not required to be) the reference, closing or settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI® Index, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., Eastern time, on each S&P GSCI® Index business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P Dow Jones Indices is not such a member or participant, to S&P Dow Jones Indices) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

A contract already included in the S&P GSCI® Index at the time constituents are being reviewed by the reference asset sponsor:

•                  that is the only contract on the relevant commodity included in the S&P GSCI® Index must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•                  that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•                  must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® Index and each contract’s percentage of the total is then determined.

A contract being considered for new inclusion in the S&P GSCI® Index by the reference asset sponsor:

•                  that is based on a commodity that is not represented in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•                  that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

•                  must, in order to be added to the S&P GSCI® Index at such time, have a reference percentage dollar weight of at least 1.00%.

No further contracts on a commodity will be included if the inclusion would result in the portion of the S&P GSCI® Index attributable to such commodity exceeding a particular threshold. Currently, only one contract on WTI crude oil is included in the S&P GSCI® Index.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria, and the portion of the S&P GSCI® Index attributable to that commodity does not exceed the applicable threshold, the additional contracts will be included in the S&P GSCI® Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first.

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® Index attributable to it.

Calculation of the Index

On any S&P GSCI Index business day, the value of the index is equal to the product of (i) the value of the index on the preceding index business day and (ii) one plus the contract daily return on the index business day on which the calculation is made, rounded to seven decimal places. The value of the index is indexed to a base value of 100 on January 2, 1970.

The official daily settlement price for the index is reported on Bloomberg Page SPGCCLP on each S&P GSCI Index business day and is calculated between 3:30 PM and 6:00 PM, Eastern Time. The term S&P GSCI Index business day means a day on which the S&P GSCI® Index and its related indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

Contract Daily Return

The contract daily return on any given day is equal to the sum for all applicable contracts, of the daily contract reference price multiplied by the CPW, divided by the total dollar weight invested in the index on the preceding day, minus one.  In the case of the index, the applicable contract is the WTI crude oil contract and the CPW is the CPW for WTI crude oil, as determined by the reference asset sponsor.

Daily Contract Reference Price

The daily contract reference prices used in calculating the index on any given day are the most recent such daily contract reference prices made available by the relevant trading facilities, which, for the WTI crude oil contract, is currently the New York Mercantile Exchange and the Intercontinental Exchange, except that the daily contract reference price for the most recent prior day will be used if a trading facility is closed. If a relevant trading facility otherwise fails to make the daily contract reference price available, or the daily contract reference price as published by such relevant trading facility reflects, in the reasonable judgment of the reference asset sponsor, manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, the reference asset sponsor may determine the appropriate daily contract reference price for the applicable WTI crude oil futures contract in its reasonable judgment for purposes of calculating the total dollar weight of the index.

Contract Production Weights

The S&P GSCI® Index (and, as a result thereof, the index) is a production-weighted index, and S&P Dow Jones Indices ascertains the quantity of each designated contract to be included in the S&P GSCI® Index, which is referred to as the contract production weight (CPW). The CPW of a contract is a function of the total annualized quantity traded in such contract, the total annualized quantity traded of all designated contracts on the same commodity and the five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity.

S&P Dow Jones Indices decides the sources of information used in determining the CPWs for a given period but will generally use the same sources of information used to determine the CPWs for or during the immediately preceding index year. If such sources are not reasonably available or do not contain the necessary information, or if S&P Dow Jones Indices determines the information included in any such sources is inaccurate, unreliable or contains manifest error, S&P Dow Jones Indices will identify alternative sources of information. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI® Index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P Dow Jones Indices performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® Index is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI® Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® Index will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P Dow Jones Indices reevaluates the composition of the S&P GSCI® Index, in consultation with the S&P GSCI® Index committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI® Index. Commodities included in the S&P GSCI® Index and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

Total Dollar Weight

The total dollar weight of the index is used in calculating the contract daily return, described above, which is in turn used for calculating the value of the index. Because the index currently comprises solely the WTI crude oil contract, changes in the total dollar weight of the index are generally equal to changes in the daily contract reference price of the WTI crude oil contract, except when the CPW of the WTI crude oil contract changes and during roll periods, as described below. In addition, the total dollar weight of the index is used in calculating the normalizing constant of the index (which is different from the normalizing constant of the S&P GSCI® Index), which is the factor used in adjusting the index to allow comparisons of the value of the index to be made over time.

The total dollar weight of the index on any S&P GSCI Business Day not during a roll period is equal to:

•                  the daily contract reference price for the applicable contract (the WTI crude oil contract),

•                  multiplied by the contract production weight (CPW) of the applicable commodity (WTI crude oil).

A “roll period” means the period of five S&P GSCI Index business days beginning on the fifth and ending on the ninth S&P GSCI Index business day of each calendar month.

During a roll period, the total dollar weight of the index on any S&P GSCI Index business day is equal to:

•                  the CPW with respect to the current contract expiration multiplied by the daily contract reference price with respect to the current contract expiration multiplied by the “roll weight” with respect to the current contract expiration, plus

•                  the CPW with respect to the next contract expiration multiplied by the daily contract reference price with respect to the next contract expiration multiplied by the “roll weight” with respect to the next contract expiration, except that for roll periods in which a re-weighting is implemented, and which therefore involve a change in CPWs and normalizing constants, the total dollar weight obtained through the calculation above must be multiplied by the normalizing constant relevant to the applicable contract expiration, and the CPW with respect to the current contract expiration is not necessarily equal to the CPW with respect to the next contract expiration.

The “roll weight” of a futures contract reflects the fact that the position in the futures contract must be liquidated or rolled forward into a more distant contract expiration as it approaches expiration. If an actual position in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index is designed to replicate the performance of actual investments in the underlying contract, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weight” of the current contract expiration and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated).  The roll period applicable to the S&P GSCI® Index and the index occurs from the fifth to ninth S&P GSCI Index business day of the month.

If on any day during a roll period any of the following conditions exists, the portion of the roll with respect to the affected contract that would have taken place on that day is deferred until the next day on which these conditions do not exist:

•                  no daily contract reference price is available for a given contract expiration;

•                  any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a limit price);

•                  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the reference asset sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the reference asset sponsor will revise the portion of the roll accordingly; or

•                  trading in the relevant contract terminates prior to its scheduled closing time.

Index Maintenance

S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® Index are necessary or appropriate in order to assure that the S&P GSCI® Index represents a measure of commodity market performance. S&P Dow Jones Indices has the discretion to make any such modifications, in consultation with the S&P GSCI® Index Committee.

The composition of the S&P GSCI® Index, which may affect the composition of the index, is reviewed on a monthly basis by S&P Dow Jones Indices.

Contract Expirations

Because the index a sub-index of the S&P GSCI® Index, which is comprised of actively traded contracts with scheduled expirations, the index can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® Index and, as a result thereof, in the index, during a given year are designated by S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them S&P Dow Jones Indices includes in the S&P GSCI® Index and, as a result, in the index.

If a trading facility deletes one or more contract expirations, the S&P GSCI® Index and, as a result thereof, the index, will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P Dow Jones Indices. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P Dow Jones Indices may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI® Index. If that timing is not practicable, S&P Dow Jones Indices will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

The consequences of the reference asset sponsor designating a replacement contract in respect of the index for your notes are described under “Unavailability of the Level of the Reference Asset on a Valuation Date” herein.

Changes in Methodology

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI® Index and its sub-indices, including the index, as well as procedures for evaluating available liquidity on an intra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI® Index methodology, which also applies to the index, now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform and there is sufficient and reliable data. S&P Dow Jones Indices, in consultation with the S&P GSCI® Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI® Index methodology, in advance of their effectiveness.

The consequences of changes in the S&P GSCI® Index methodology, which applies also to the index for your notes are described under “Unavailability of the Level of the Reference Asset on a Valuation Date” herein.

The S&P GSCI® Index Committee

S&P Dow Jones Indices has established the S&P GSCI® Index Committee to oversee the daily management and operations of the S&P GSCI® Index (and, as a result thereof, the index), and which is responsible for all analytical methods and calculation in the indices. The S&P GSCI® committee is comprised of full-time professional members of S&P Dow Jones Indices staff. At each meeting, the S&P GSCI® Index Committee reviews any issues that may affect the components of the S&P GSCI® Index, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI® Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P Dow Jones Indices considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Index Committee discussions are confidential.

Frequently Asked Questions and Answers

What does the reference asset track?

The reference asset for your notes, i.e., the S&P GSCI® Crude Oil Index Excess Return, is an index tracking the performance of a futures contract on WTI crude oil.

There are important differences between a commodity index and an equity index. Unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the reference asset, which is discussed above, has important implications for changes in the value of the reference asset.

What is a commodity contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The reference asset currently is comprised solely of a commodity contract on WTI crude oil traded on the New York Mercantile Exchange and the Intercontinental Exchange. However, it is possible that the reference asset will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why do commodities indices track commodity contracts and not physical commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index consisting of a commodity contract, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in an index level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the reference asset sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

Can the contract included in the reference asset be changed over time?

In order for a commodity contract to be included in the S&P GSCI® Index for the first time or to remain in the S&P GSCI® Index, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g. denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the next section. The reference asset sponsor (which is also the sponsor of the S&P GSCI® Index) performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the S&P GSCI® Index fail to satisfy the criteria and/or certain contracts that have not been included in the S&P GSCI® Index satisfy such criteria, the composition of the S&P GSCI® Index, and the reference asset if the ineligible contract is the futures contract on which the reference asset is based, will generally be changed.  If, at the time of the monthly review between annual reviews, certain contracts that are included in the S&P GSCI® Index cease to satisfy the specified criteria, certain contracts might drop out of the S&P GSCI® Index and, if the dropped contract is the futures contract on which the reference asset is based, the reference asset, which will in turn result in a re-weighting of the S&P GSCI® Index.  Any such changes may impact the reference asset, and therefore your notes. For further information with respect to changes in the composition of the S&P GSCI® Index, refer to section “Information Regarding the Reference Asset” above.

If the price of crude oil goes up, will the reference asset level, therefore, also go up?

Not necessarily.

Your notes are linked to the performance of the reference asset, which in turn tracks the performance of the futures contract included in the reference asset, rather than the individual physical commodity itself. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under

“Why do commodities indices track commodity contracts and not physical commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices.  Therefore, you may observe price of crude oil going up and the reference asset level not changing in the same way.

Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the reference asset in order to retain an investment position in the futures contract.  These adjustments, which are described above and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the reference asset.  As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the reference asset and the performance of the underlying futures contract.

What does “rolling” a commodity contract mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The reference asset replicates an actual investment in the futures contract, and therefore takes into account the need to roll the futures contract included in the reference asset, and reflects the effects of this rolling. Specifically, as a futures contract included in the reference asset approaches expiration, the reference asset is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next available delivery month. If the price of the second commodity contract is lower than the price of the first commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the second commodity contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second commodity contract being acquired for the same value.

What do “contango” and “backwardation” mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the reference asset.

How does rolling affect the level of the reference asset?

“Rolling” can affect the reference asset in the following two ways:

First, if, as described above under “What does “rolling” a commodity contract mean?” above, the reference asset theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the reference asset had owned the same number of commodity contracts as before the rolling process. Conversely, if the reference asset theoretically owns a smaller quantity of the futures contract as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the futures contract will be less than if the reference asset had owned the same quantity of the futures contract as before the rolling process. Therefore, these differentials in the quantities of the futures contract sold and purchased may have a positive or negative effect on the level of the reference asset (measured on the basis of its dollar value).

Second, the reference asset theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract. In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the reference asset theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the reference asset to decrease. However, there are a number of different factors affecting the reference asset level (as described below in “What factors affect the calculation of the level of the reference asset other than rolling?”).

In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the reference asset theoretically buys and holds are expected to (but may not) increase as they near expiry.

Does the reference asset have a total return feature?

No. The return on your notes is based on the performance of the reference asset, which reflects the price return and roll yield of the futures contract included in the reference asset. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on a hypothetical fully-collateralized investment. The reference asset does not include such a total return feature or interest component.

What factors affect the calculation of the level of the reference asset other than rolling?

The value of the reference asset on any S&P GSCI Business Day is determined by making certain adjustments to the value of the reference asset on the immediately preceding S&P GSCI Business Day, based mainly on the performance of the futures contract.  The factor affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts is the price of the commodity contract included in the reference asset.

The price of the commodity contract reported by the relevant trading facilities expose the reference asset to price volatility.

Can we assume any of such factors will have a direct effect on the level of the reference asset?

These factors are interrelated in complex ways and affect the performance of the commodity contract comprising the reference asset and, therefore, may offset each other in calculation of the level of the reference asset. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of the underlying physical commodity) will have a direct and linear effect on the performance of the commodity contract and the level of the reference asset at any given time. The level of the reference asset, and therefore the amount payable on your notes, may decline even when one or more of these factors is favorable for the reasons explained in these questions and answers.

How is the reference asset calculated?

The value (or level) of the reference asset on any given day is equal to the value (or level) of the reference asset on the preceding S&P GSCI Business Day plus/minus the amount that the price of the futures contract that comprises the reference asset have increased or decreased since the preceding S&P GSCI Business Day, and subject to an adjustment that is made (referred to as a “normalizing constant”) to assure continuity of the reference asset and allow comparisons of the level of the reference asset to be made over time. The normalizing constant is calculated each time the weights of the commodities contracts included in the S&P GSCI® Index are changed, and is calculated based on the ratio of the new total dollar weight of the reference asset to the old total dollar weight of the reference asset and is designed to ensure that the level of the reference asset reflects price movements with respect to the commodities contracts rather than changes in the weightings of the commodities included in the S&P GSCI® Index.

The above description is expressed as a mathematical formula as follows: the value of the reference asset on any S&P GSCI Business Day is equal to the product of (i) the value of the reference asset on the immediately preceding S&P GSCI Business Day multiplied by (ii) one plus the contract daily return (incorporating the normalizing constant) on the S&P GSCI Business Day on which the calculation is made.

For a further explanation of how the level of the reference asset is calculated, including a description of “contract daily return” please refer to the reference asset sponsor’s website referred to below.

Where can additional information on the reference asset be obtained?

For information about recent levels of the reference asset, please read the subsection entitled “Historical Information” below.  For further explanation on the reference asset methodologies of the reference asset for your notes and the S&P GSCI® Index, please read the sections entitled “Information Regarding the Reference Asset” above.

Additional information about the S&P GSCI® Index and the reference asset is available on the following website: us.spindices.com. We are not incorporating by reference the website or any material it includes into this pricing supplement.

License Agreement

Standard & Poor’s Financial Services LLC (“S&P”) and the Bank have entered into a non-exclusive license agreement providing for the license to the Bank, and certain of its affiliates, in exchange for a fee, of the right to use the S&P GSCI® Crude Oil Index Excess Return in connection with securities, including the notes. The S&P GSCI® Crude Oil Index Excess Return is owned and published by S&P Dow Jones LLC (“S&P Dow Jones”), an affiliate of S&P.

The license agreement between S&P and the Bank provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P GSCI® Crude Oil Index Excess Return to track general stock market performance. S&P’s and its third party licensors’ only relationship to the Bank is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P GSCI® Crude Oil Index Excess Return which is determined, composed and calculated by S&P or its third party licensors without regard to the Bank or the notes. S&P and its third party licensors have no obligation to take the needs of the Bank or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI® Crude Oil Index Excess Return. Neither S&P nor its third party licensors are responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P GSCI® CRUDE OIL INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

The following table sets forth the quarterly high and low closing levels for the reference asset, based on daily closing levels. The closing level of the reference asset on June 9, 2017 was 139.6358. Past performance of the reference asset is not indicative of the future performance of the reference asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	607.1437	503.8268	607.1437
4/1/2011	6/30/2011	644.4647	506.8806	533.7882
7/1/2011	9/30/2011	556.0875	438.3955	438.3955
10/3/2011	12/30/2011	567.1342	418.8559	545.2173
1/3/2012	3/30/2012	601.9905	530.5137	562.3674
4/2/2012	6/29/2012	576.7051	419.0127	458.2227
7/2/2012	9/28/2012	529.9358	451.6967	491.8431
10/1/2012	12/31/2012	493.3903	448.5244	481.9584
1/2/2013	3/28/2013	511.6316	468.0970	502.6795
4/1/2013	6/28/2013	505.8752	448.0953	495.0573
7/1/2013	9/30/2013	572.0864	502.3888	533.9717
10/1/2013	12/31/2013	543.2078	480.0819	510.6378
1/2/2014	3/31/2014	545.7297	475.5971	530.6062
4/1/2014	6/30/2014	571.2074	520.3681	563.4010
7/1/2014	9/30/2014	563.2406	496.6154	498.5767
10/1/2014	12/31/2014	497.7563	293.2265	293.2265
1/2/2015	3/31/2015	290.1691	232.6960	245.1058
4/1/2015	6/30/2015	303.8245	253.0357	289.5632
7/1/2015	9/30/2015	277.3419	181.6858	211.6122
10/1/2015	12/31/2015	232.7650	155.9562	160.1947
1/4/2016	3/31/2016	158.9837	112.4611	142.9055
4/1/2016	6/30/2016	182.2283	133.0654	169.7675
7/1/2016	9/30/2016	172.0859	136.5816	161.8157
10/3/2016	12/30/2016	173.5926	143.8574	172.5008
1/3/2017	3/31/2017	173.3679	147.6658	156.6433
4/3/2017*	6/9/2017*	165.2919	139.0703	139.6358

*                   As of June 9, 2017, available information for the second calendar quarter of 2017 includes data for the period from April 3, 2017 through June 9, 2017. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2017.

The graph below illustrates the performance of the reference asset from January 3, 2006 through June 9, 2017. Past performance of the reference asset is not indicative of the future performance of the reference asset.

We obtained the information regarding the historical performance of the reference asset in the tables and graph above from Bloomberg.

We have not undertaken an independent review or due diligence of the information. The historical performance of the reference asset should not be taken as an indication of its future performance, and no assurance can be given as to the final level of the reference asset. We cannot give you assurance that the performance of the reference asset will result in any positive return on your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Scotia Capital (USA) Inc., our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to GS&Co. at a discount reflecting commissions of $10.00 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $7.50 of selling commission. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

In addition, Scotia Capital (USA) Inc., GS&Co. and their respective affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the notes. While Scotia Capital (USA) Inc. and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or their respective affiliates expect to incur and profits that the Bank, GS&Co, or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you may experience an immediate and substantial decline in the market value of your notes on the issue date.

Conflicts of interest

Each of Scotia Capital (USA) Inc. and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc., GS&Co., and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc., GS&Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc., GS&Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc., GS&Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the default amount as described below.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•            the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•            the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest or, if there is only one, the only quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due day”) and ending on the third business day after that day, unless:

•            no quotation of the kind referred to above is obtained, or

•            every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•            A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•            P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes.  For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 27 of the accompanying prospectus.

TAX REDEMPTION

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•                  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the trade date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the notes; or

•                  on or after the trade date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event the Bank elects to redeem the notes pursuant to the provisions set forth in the preceding paragraph, the calculation agent shall determine the redemption price and deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such notes to holders of the notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the notes are not redeemable prior to their maturity.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to the Bank, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, notes, including entitlement to all payments thereunder, pursuant to the initial offering by the Bank made in connection with the original issuance of notes and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, does not use or hold notes in a business carried on in Canada, and is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that no interest paid on the notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors with regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a note (including any amount paid at maturity in excess of the Principal Amount and interest deemed to be paid on the note in certain cases involving the assignment, deemed assignment or other transfer of a note to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. No portion of the interest paid or credited or deemed to be paid or credited on a note will be Participating Debt Interest. Any conclusion that interest paid or credited or deemed to be paid or credited on a note will not be Participating Debt Interest will be based in part on the published administrative position of the CRA.

No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of an note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General. The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion applies to you only if you are the original investor in the notes and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies,

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                  a financial institution or a bank,

•                 a regulated investment company or a real estate investment trust or a common trust fund,

•                 a life insurance company,

•                 a tax-exempt organization or an investor holding the notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•                 a person that owns notes as part of a straddle or a hedging or conversion transaction, or who has entered into a “constructive sale” with respect to a note for tax purposes, or

•                 a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion, other than the section entitled “Non-U.S. Holders” below, is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership holds the notes, or any entity treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.

Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your notes as pre-paid derivative contracts with respect to the reference asset. If your notes are so treated, subject to the discussion below regarding “taxable deemed exchanges”, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year (and otherwise, short-term capital gain or loss). The deductibility of capital losses is subject to limitations. However, it is possible that a rebalancing or re-weighting of the reference asset could be treated as a taxable deemed exchange of a note for a “new” note, in which case a U.S. Holder would recognize gain or loss (which may be short term) equal to the difference between the fair market value of the note and the U.S. Holder’s tax basis in the note at the time of the rebalancing or re-weighting, and the U.S. Holder would begin a new holding period for the note on the day following such rebalancing or re-weighting and take a new fair market value tax basis in the note. Such gain or loss may be short-term capital gain or loss; any such loss realized upon a deemed exchange may be subject to deferral under the “wash sale” rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, as described further under “Alternative Treatments” below, such that the timing and character of your income from the notes could differ materially from the treatment described above. Furthermore, the Internal Revenue Service (“IRS”), for example, might assert that Section 1256 of the Code should apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes (or a portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes.  You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or the relevant portion of the notes had been sold for fair market value). The IRS might also assert that the notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Notice 2008-2. The IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments.

Alternative Treatments. It is possible that the notes could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

The IRS could also possibly assert that (i) you should be treated as owning the reference asset or underlier commodity, (ii) any gain or loss that you recognize upon the sale, exchange, redemption or maturity of the notes should be treated as ordinary gain or loss or short-term capital gain or loss or (iii) you should be required to accrue interest income over the term of your notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law. Additionally, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2017, is $12,500). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other

“specified foreign financial assets” (applying certain attribution rules) exceeds $50,000.  Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain from the sale, exchange, redemption or maturity of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S. or (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange, redemption or maturity and certain other conditions are satisfied. If the gain realized on the sale, exchange, redemption or maturity of the notes by the non-U.S. holder is described in (i) or (ii) above, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates may have, but are not required to have, entered into hedging transactions involving purchases of, as applicable, the underlier commodity and/or listed and/or over-the-counter derivative instruments linked to the reference asset or underlier commodity prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

•                  acquire or dispose of the underlier commodity;

•                  acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the reference asset or the price of the underlier commodity; or

•                  any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the valuation date.  That step may involve sales or purchases of the instruments described above.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Additional Risks—Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” and “—The Bank, Scotia Capital (USA) Inc., GS&Co. and their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include the market activities by the Bank, GS&Co. or their respective affiliates for our own account or for our clients could negatively impact investors in the notes” above for a discussion of these adverse effects.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, GS&Co. and certain of our or their respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of Section 4975 of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we, GS&Co. or any of our affiliates is a party in interest or a disqualified person, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we, GS&Co. and certain of our or their respective subsidiaries and affiliates may be each considered a party in interest or disqualified person with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not and will not be a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition will not constitute or result in a non-exempt prohibited transaction due to the application of a statutory or administrative exemption or such purchase, holding, and disposition will not otherwise be prohibited under ERISA or Section 4975 of the Code or a violation of any similar laws.

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA and/or Section 4975(f)(10) of the Code in connection with the transaction or any redemption of the notes, (y) none of us, Scotia Capital (USA) Inc. or GS&Co. directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and/or Section 4975 of the Code and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, GS&Co. or any of our or their respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

VALIDITY OF THE NOTES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated January 18, 2017 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on January 18, 2017.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2017, which has been filed as Exhibit 5.2 to BNS’s Form F-3 filed with the SEC on January 18, 2017.